Exhibit 99.1

Contact:
Susan Ferris
Investor Relations
650-266-3200

Cell Genesys Reports Fourth Quarter and Year-End 2007 Results

Conference Call Scheduled for 5:00 p.m. ET Today

SOUTH SAN FRANCISCO, CA, February 28, 2008—Cell Genesys, Inc. (Nasdaq: CEGE) today reported financial results for the fourth quarter and full year ended December 31, 2007. The company reported a net loss of $33.4 million ($0.43 per fully diluted share), for the fourth quarter of 2007, compared to a net loss of $30.3 million ($0.54 per fully diluted share) for the corresponding period in 2006. The net loss for the year ended December 31, 2007 was $99.3 million ($1.39 per fully diluted share), compared to a net loss of $82.9 million ($1.67 per fully diluted share) for the year ended December 31, 2006.

The increase in net loss in the fourth quarter of 2007 is attributed primarily to an increase in research and development costs. The increase in net loss for the 12 months ending December 31, 2007 is primarily due to a $9.8 million increase in research and development expenses as well as the net gain of $35.9 million realized in 2006 from the sale of the company’s remaining shares of stock in its former subsidiary, Abgenix, Inc., which was partly offset in 2007 by $26.4 million from a favorable settlement with the Internal Revenue Service relating to the company’s 2000 tax return.

The company’s research and development costs were $28.5 million and $106.1 million in the fourth quarter and year ended December 31, 2007, respectively, compared to $24.6 million and $96.3 million for the comparable periods of 2006. The increase in research and development spending in the fourth quarter and the year ended December 31, 2007 is primarily due to expenses related to the ongoing Phase 3 clinical trials of GVAX immunotherapy for prostate cancer, the company’s lead product development program.

As of December 31, 2007, Cell Genesys had $147.3 million in cash, cash equivalents and short-term investments. Total 2007 spending was $105 million, which includes net cash used in operating activities of $89.7 million and net capital expenditures of $2.3 million offset by cash received in December of $12.0 million from the sale of the company’s lentiviral gene delivery technology and $1.0 million from an agreement related to the company’s gene activation technology. During 2007, Cell Genesys raised approximately $90 million in gross proceeds from equity financing.

“We believe we made substantial progress across our entire business during 2007 particularly with respect to our lead product program, GVAX immunotherapy for prostate cancer, which is now in advanced Phase 3 development,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “In the years ahead, we remain committed to doing everything we can to achieve our key product development goals and build shareholder value.”

Recent Highlights

•	Announced in February 2008 results of an analysis examining the potential association between immune responses to GVAX immunotherapy for prostate cancer and increased patient survival in a Phase 2 trial (G-0010) in patients with metastatic, hormone refractory prostate cancer. An ongoing analysis of GVAX-induced antibody responses has shown that at least two of the identified antibody responses are associated with patient survival. These results were presented at the American Society of Clinical Oncology’s Genitourinary Cancer Symposium held in mid-February.

•	Announced in January 2008 that the Independent Data Monitoring Committee (IDMC) for VITAL-1, the first of two ongoing Phase 3 clinical trials of GVAX immunotherapy for prostate cancer, completed a pre-planned interim analysis in the timeframe originally estimated and has recommended that the study continue. As is customary to preserve study blinding, the IDMC provided no information to the company other than the recommendation to continue the trial. The company expects to have enough events needed to trigger the final analysis of VITAL-1 in the second half of 2009.

•	Announced in December 2007 the sale of Cell Genesys’ lentiviral gene delivery technology to GBP IP, LLC, an affiliate of GBP Capital, the majority shareholder in privately held Lentigen Corporation, for $12.0 million.

Presentations at Upcoming Investor Conferences

Members of the Cell Genesys management team plan to present at the following upcoming investor conferences:

•	Cowen & Co.’s 28th Annual Health Care Conference scheduled to occur March 18 – 20 in Boston, Massachusetts;

•	11th Annual Lehman Brothers Global Healthcare Conference scheduled to occur March 18 in Miami, Florida; and

•	BioCentury’s Future Leaders in the Biotech Industry Conference scheduled to occur March 27 in New York City, New York.

Interested parties may access a live audio webcast of the presentation via the investor section of the Cell Genesys website, www.cellgenesys.com. A replay of the presentation will be archived on the site for at least 72 hours following the presentation.

Conference Call and Webcast

Members of the Cell Genesys management team will host a conference call today, Thursday, February 28 at 5:00 p.m. ET to discuss today’s announcement. Investors may listen to the webcast of the conference call live on the investor section of the Cell Genesys website, www.cellgenesys.com. Alternatively, investors may listen to a replay of the call by dialing (800) 475-6701 from locations in the United States and (320) 365-3844 from outside of the United States. The call-in replay and webcast will be available for at least 72 hours following the call. Please refer to reservation number 910549.

About Cell Genesys

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms – GVAX™ cancer immunotherapies and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX immunotherapy for prostate cancer, Phase 2 trials of GVAX immunotherapies for pancreatic cancer and for leukemia, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.

Statements made in this press release about the company, other than statements of historical fact, including statements about the company’s progress, results, analysis, and timing of our GVAX immunotherapy and oncolytic virus therapy clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ from the statements made, including but not limited to risks associated with the success of clinical trials and research and development programs, regulatory requirements and the regulatory approval process for clinical trials, manufacture and commercialization of the company’s products, competing technologies and products, our ability to protect our intellectual property, litigation or other claims, the need for and reliance on collaborative business relationships and strategic partnerships with third parties, and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s reports on Form 10-Q, 10-K, and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

— FINANCIAL CHARTS TO FOLLOW —

SELECTED CONSOLIDATED FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(unaudited, in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenue	$102	$90	$1,380	$1,364
Operating expenses:
Research and development	28,457	24,633	106,131	96,346
General and administrative	5,260	4,435	20,401	18,123
Restructuring charges	—	(25)	—	(82)

Total operating expenses	33,717	29,043	126,532	114,387

Loss from operations	(33,615)	(28,953)	(125,152)	(113,023)
Other income (expense):
Gain on sale of Abgenix, Inc. common stock	—	—	—	62,677
Gain (loss) on sale of property and equipment	(3)	—	1,306	(2)
Interest and other income	2,919	2,088	9,021	7,497
Interest expense	(2,570)	(2,607)	(10,331)	(10,465)

Income (loss) before income taxes	(33,269)	(29,472)	(125,156)	(53,316)
Income tax benefit (provision)	(127)	(778)	25,882	(29,613)

Net loss	$(33,396)	$(30,250)	$(99,274)	$(82,929)

Basic and diluted net loss per common share	$(0.43)	$(0.54)	$(1.39)	$(1.67)

Weighted average shares of common stock outstanding – basic and diluted	78,297	55,522	71,255	49,728

CONSOLIDATED BALANCE SHEET DATA
(in thousands)			December 31,	December 31,
			2007	2006

			(unaudited)	Note 1
Cash, cash equivalents and short-term investments, including restricted cash			$147,306	$154,074
Prepaid expenses and other current assets			3,932	3,481
Property and equipment, net			119,011	129,643
Unamortized debt issuance costs and other assets			3,143	3,969

Total assets			$273,392	$291,167

Other current liabilities			$34,561	$15,904
Current portion of accrued income taxes			4	35,410
Other liabilities			3,451	2,851
Non-current portion of accrued income taxes			6,192	—
Non-current portion of capital lease obligation			46,635	48,475
Convertible senior notes			145,000	145,000
Stockholders’ equity			37,549	43,527

Total liabilities and stockholders’ equity			$273,392	$291,167

Note 1. Derived from audited financial statements.

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